EXHIBIT 3.2.2

                            CERTIFICATE OF AMENDMENT

                                TO THE BYLAWS OF

                          NOTIFY TECHNOLOGY CORPORATION



            The undersigned, being the Secretary of Notify Technology Corporation, a California corporation, hereby certifies that the Board of Directors of the corporation approved an amendment of the second sentence of
Article III, Section 3.2 of the Bylaws of the corporation to read as follows, effective as of the date indicated below:

      "The exact number of directors shall be five (5) until changed, within the limits specified above, or by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders."


      Date:  June 21, 2007




                                                     /s/  Gerald W Rice
                                                 -----------------------------
                                                   Gerald W. Rice, Secretary